Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voltari Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Voltari Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 2012 under the name Mobile Systems Corp. and was amended to change the name of the Corporation to Voltari Corporation on January 16, 2013.

SECOND: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors of the Corporation, on February 8, 2013, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on April 9, 2013, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The Certificate of Incorporation is hereby amended by adding a new Section III to ARTICLE FOURTH to read as follows:

“III. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu of issuing fractional shares, the Corporation will pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Old Common Stock, as quoted on the Nasdaq Stock Market on the date this certificate becomes effective, multiplied by the fractional share amount.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FOURTH: This Certificate of Amendment shall become effective as of 4:15 p.m. on the date of filing.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 23rd day of April, 2013.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Chief Administrative Officer